Execution Version DMSLIBRARY01\29683133.v7 FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is made and entered into as of December 1, 2016, by and among SCHWEITZER-MAUDUIT INTERNATIONAL, INC., a Delaware corporation (“U.S. Borrower”), SWM HOLDCO 1, a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 17, rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 182.478 and with a share capital of EUR 28,863,250 (“SWM HOLDCO 1”), SWM LUXEMBOURG, a Luxembourg limited liability company (société à responsabilité limitée), having its registered office at 17, rue Edmond Reuter, L-5326 Contern, Grand-Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 180.186 and with a share capital of EUR 10,691,750 (“SWM Luxembourg” and, together with U.S. Borrower and SWM HOLDCO 1, the “Borrowers” and, individually, each a “Borrower”), the Lenders (as defined below) party hereto and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”). W I T N E S S E T H: WHEREAS, the Borrowers, the several banks and other financial institutions from time to time party thereto (collectively, the “Lenders”), and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of October 28, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers; WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so; and WHEREAS, upon the terms and conditions set forth in that certain Equity Interest Purchase Agreement, to be executed on or about the date hereof, by and among the U.S. Borrower as the buyer (“Buyer”), Baldwin Enterprises, Inc., as the seller, Conwed Plastics LLC (the “Target”), and, solely for certain limited purposes set forth therein, Leucadia National Corporation, the Buyer has agreed to acquire all of the issued and outstanding equity interests of the Company and its Subsidiaries (collectively, the “Cosmo Acquisition”). NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:

2 1. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the proper alphabetical order: “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution. “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway. “EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. (b) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of Defaulting Lender in its entirety with the following definition: “Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to

3 be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Credit Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become subject to a Bail-In Action. (c) Upon consummation of the Cosmo Acquisition, Section 1.01 of the Credit Agreement is amended, effective as of the date of such consummation, by replacing the definition of Applicable Rate in its entirety with the following definition: “Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver Eurodollar Spread”, “Revolver ABR Spread”, “Term Loan A-1 Eurodollar Spread”, “Term Loan A-1 ABR Spread”, “Term Loan A-2 Eurodollar Spread”, “Term Loan A-2 ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrowers’ Net Debt to EBITDA Ratio as of the most recent determination date: Level Net Debt to EBITDA Ratio Revolver Eurodollar Spread and Term Loans A-1 Eurodollar Spread Revolver ABR Spread and Term Loan A- 1 ABR Spread Term Loan A-2 Eurodollar Spread Term Loan A- 2 ABR Spread Commitment Fee Rate I Greater than or equal to 4.00 to 1.00 2.50% 1.50% 2.75% 1.75% 0.40% II Greater than or equal to 3.25 to 1.00 2.25% 1.25% 2.50% 1.50% 0.35%

Level	Net Debt to EBITDA Ratio	Revolver Eurodollar Spread and Term Loans A-1 Eurodollar Spread	Revolver ABR Spread and Term Loan A-1 ABR Spread	Term Loan A-2 Eurodollar Spread	Term Loan A-2 ABR Spread	Commitment Fee Rate
	but less than 4.00 to 1.00					
III	Greater than or equal to 2.50 to 1.00 but less than 3.25 to 1.00	2.00%	1.00%	2.25%	1.25%	0.30%
IV	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.75%	0.75%	2.00%	1.00%	0.25%
V	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.50%	0.50%	1.75%	0.75%	0.20%
VI	Less than 1.00 to 1.00	1.25%	0.25%	1.50%	0.50%	0.15%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Parent based upon Parent's annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Net Debt to EBITDA Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that, the Net Debt to EBITDA Ratio shall be deemed to be at Level I set forth above (A) at any time that an Event of Default has occurred and is continuing or (B) if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

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5 In the event that any financial statement or certification delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, (i) Parent shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period and (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (ii) the applicable Borrower shall immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. (d) Section 1.04 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following: Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrowers notify the Administrative Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) obligations relating to a lease that were (or would be) classified and accounted for by Parent and its Subsidiaries as an operating lease under GAAP as in effect on the Effective Date shall continue to be classified and accounted for as obligations relating to an operating lease and not as a capitalized lease notwithstanding any change in GAAP with respect to leases including, without limitation, pursuant to Accounting Standards Codification 840 or Accounting Standards Codification 842. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10- 25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. (e) Article II of the Credit Agreement is hereby amended by inserting the following new Section 2.22:

6 Section 2.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority. (f) Section 5.01 of the Credit Agreement is hereby amended by replacing subsection (e) of such Section in its entirety with the following: (e) promptly upon receipt thereof, copies of any reports submitted by Parent’s accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any such Borrower or any of its Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of any Borrower or any Subsidiary in connection with their services; provided, however, this clause (e) shall exclude any report related to any statutory, regulatory or similar audit that is not conducted in connection with the financial reporting required under Section 5.01(a) or (b); (g) Section 5.05 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following: Section 5.05. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to (a) keep and maintain all property

7 material to the conduct of the business of Parent and its Subsidiaries (taken as a whole) in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All insurance policies required hereunder shall name the Administrative Agent as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Lender; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Administrative Agent. Upon, the request of the Administrative Agent, the Borrowers will furnish to the Administrative Agent, information in reasonable detail as to the insurance so maintained. If at any time any owned real property is pledged as Collateral hereunder, the Borrower shall and shall cause each appropriate Loan Party to (A) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder (B) upon the request of the Administrative Agent, furnish to the Administrative Agent evidence of the renewal of all such policies prior to the expiration or lapse thereof, and (C) furnish to the Administrative Agent prompt written notice of any re-designation of any such improved real property pledged as Collateral into or out of a special flood hazard area. (h) Section 5.09 of the Credit Agreement is hereby amended by replacing subsection (d) of such Section in its entirety with the following: (d) Notwithstanding any other provision of this Agreement, any of the Collateral Documents or any of the Loan Documents, the Loan Parties shall not be required to take any action (other than the filing UCC financing statements) to perfect any Lien in (i) vehicles or any other assets subject to certificates of title; (ii) commercial tort claims of U.S. Loan Parties below a threshold of $10,000,000; (iii) letter of credit rights of U.S. Loan Parties below a threshold of $10,000,000; (iv) intercompany promissory notes; and (v) Excluded Accounts; provided, further, that the Foreign Borrowers shall not be required to grant or perfect any Lien on their assets other than pursuant to a pledge under New York law of the Equity Interests of the first tier Subsidiaries of the Foreign Borrowers; provided, however, that if at any time owned real property ceases to be an Excluded Asset and is pledged as Collateral hereunder (any such real property being referred to as the “Mortgaged Property”), (A) the Borrower shall provide at least forty-five (45) days' prior written notice of the pledge of Mortgaged Property, (B) the Borrower shall provide (1) standard flood hazard determination forms with respect to such Mortgaged Property and (2) if any such Mortgaged

8 Property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder and (C) the Administrative Agent shall not enter into, accept or record any mortgage in respect of such Mortgaged Property until the Administrative Agent shall have received written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such Mortgaged Property (such written confirmation not to be unreasonably withheld or delayed). Any increase, extension or renewal of this Agreement which is secured by owned real property shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent or any Arranger. (i) Section 6.06 of the Credit Agreement is hereby amended by replacing subsection (a) of such Section in its entirety with the following: (a) The Borrowers will not, nor will they permit any of their Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (i) each Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and make Restricted Payments (A) ratably with respect to their Equity Interests and/or (B) to Parent or any wholly-owned Subsidiary of Parent, (iii) the Borrowers may make Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries, and (iv) Parent may declare and pay cash dividends with respect to its Equity Interests, so long as prior to and after giving effect to any dividend, Parent on a consolidated basis shall have a Net Debt to EBITDA Ratio (after giving effect to any such dividend, calculated on a pro forma basis in a manner satisfactory to Administrative Agent) of not greater than the then applicable covenant level as set forth in Section 6.10(b) minus 0.25, calculated for the four (4) fiscal quarter period ending on the last day of the most recently ended quarter for which financial statements of Parent have been delivered to Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b). (j) Upon consummation of the Cosmo Acquisition, Section 6.10 of the Credit Agreement is amended, effective as of the date of such consummation, by replacing subsection (b) of such Section in its entirety with the following: (b) Maximum Net Debt to EBITDA Ratio. Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than (i) as of the last day of any four fiscal quarter period ending on or prior to December 31, 2017, 4.25 to 1.00, (ii) as of the last day of the four fiscal quarter period ending on March 31, 2018, 4.00 to 1.00, (iii) as of the last day of the four fiscal quarter period ending on June 30,

9 2018, 3.75 to 1.00, (iv) as of the last day of the four fiscal quarter periods ending on September 30, 2018 and December 31, 2018, 3.50 to 1.00, and (v) as of the last day of any four fiscal quarter period ending thereafter, 3.00 to 1.00; provided, however, that upon any Borrower’s incurrence of unsecured senior Indebtedness permitted by Section 6.01(f) hereof in an aggregate amount greater than $250,000,000, commencing with the fiscal quarter during which such Indebtedness was incurred, the Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than (i) as of the last day of any four fiscal quarter period ending on or prior to December 31, 2017, 4.25 to 1.00 and (ii) as of the last day of any four fiscal quarter period ending thereafter, 4.00 to 1.00; provided, further, that during any Material Acquisition Period the Borrowers shall not permit the Net Debt to EBITDA Ratio to be greater than the then applicable level plus 0.50. (k) Upon consummation of the Cosmo Acquisition, Section 6.10 of the Credit Agreement is further amended, effective as of the date of such consummation, by replacing the last paragraph of such Section in its entirety with the following: Notwithstanding anything to the contrary contained herein, solely for purposes of this Section 6.10, in no event shall (i) any Material Acquisition Period commence until July 1, 2019 and (ii) there be more than one Material Acquisition Period during any six fiscal quarter period. (l) Section 6.13 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following: Section 6.13. Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and each Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. 2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrowers shall have no rights under this Amendment, until satisfaction of the following conditions (the “First Amendment Effective Date”): (a) the Administrative Agent shall have received (i) an amendment fee in the amount of 0.05% of the Commitments, to be applied ratably among the Lenders (including JPMorgan

10 Chase Bank, N.A.) executing this Amendment on or before the effective date hereof in accordance with their respective Commitments, (ii) such other fees as the Borrowers have previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (iii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), which have been invoiced to the U.S. Borrower at least five (5) Business Days prior to the First Amendment Effective Date, and (iv) executed counterparts to this Amendment from each of the Borrowers, each of the Loan Guarantors and the Required Lenders. 3. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent: (a) Each Borrower and each of its respective Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect; (b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action; (c) The execution, delivery and performance by each Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Parent or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries other than the Liens (if any) created pursuant to the Collateral Documents; (d) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and (e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all

11 material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof. 4. Reaffirmations and Acknowledgments. (a) Reaffirmation of Loan Guaranty. Each Loan Guarantor consents to the execution and delivery by each Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Loan Guaranty with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Loan Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Loan Guaranty (i) is and shall continue to be a primary obligation of the Loan Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Loan Guarantors under the Loan Guaranty. (b) Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with and to the extent required by the terms of the Credit Agreement and the other Loan Documents. 5. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement. 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America. 7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto. 8. Costs and Expenses. The Borrowers, jointly and severally, agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and

12 out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto; provided that the fees and out-of-pocket expenses of such outside counsel shall not exceed $20,000. 9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof. 10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. 11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto. [Signature Pages To Follow]

AGFIRST FARM CREDIT BANK, as Lender By:~ Name~ Title: Vice President [SIGNATURE PAGE TO FIRST AMENDMENT]